Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on the 11th day of September, 2018 (the “Employment Commencement Date”), by and between Capital Senior Living, Inc., a Texas corporation (“CSL” or the “Company”), and Brett D. Lee, an individual residing in the State of Texas (“Employee”). This Agreement amends, restates and supersedes in its entirety that certain Employment Agreement, dated as of July 5, 2017, between the Company and Employee which shall have no further force or effect, it being agreed by the Company and Employee that this Agreement shall hereafter constitute the complete and only agreement relating to the employment of Employee by the Company.

1.    Appointment, Title and Duties. CSL hereby employs Employee to serve in the positions as assigned to him by the Board of Directors (the “Board”) of Capital Senior Living Corporation, the parent company of CSL, which currently shall be as CSL’s Executive Vice President and Chief Operating Officer. In such capacity, Employee shall report to the Chief Executive Officer (the “CEO”) of the Capital Senior Living Corporation, subject to periodic oversight and direction by the Board, acting by and through its Chairman. In his role as the Company’s Executive Vice President and Chief Operating Officer, Employee shall have such powers, duties and responsibilities as are customarily assigned said position and as may be otherwise assigned to him by the Board or the CEO.

2.    Term of Agreement. The term of this Agreement shall be for a one (1) year period commencing on the Employment Commencement Date and ending on September 11, 2019 (the “Term”). This Agreement shall terminate upon the earlier of: (i) the date of the voluntary resignation of Employee, (ii) the date of Employee’s death or determination of Employee’s disability (as defined in Paragraph 6 below), (iii) the date of notice by CSL to Employee that this Agreement is being terminated by CSL whether “for cause” (as defined in Paragraph 6 below) or without cause, (iv) the date a notice of resignation for “good reason” (as defined in and pursuant to Paragraph 6 below) is delivered to the Company by Employee, or (v) the expiration of the Term of this Agreement.

3.    Acceptance of Position. Employee hereby accepts the positions assigned to him pursuant to this Agreement, and agrees that during his employment with the Company that he will faithfully perform his duties and will devote substantially all of his business time to the business and affairs of CSL and will not engage, for his own account or for the account of any other person or entity, in any other business or enterprise except with the express written approval of the Board. Employee may (i) with the permission of the CEO serve as a director of not more than two (2) boards of director of other entities, businesses and enterprises (provided that they do not compete with the Company or its affiliates), and (ii) make personal, passive investments (provided that such investments, except in the case of non-material investments in common shares of publicly held companies, do not relate to entities or persons that may compete with the Company or its affiliates). Employee agrees to perform his duties faithfully, diligently and to the best of his ability, to use his best efforts to advance the best interests of the Company at all times, and to abide by all lawful policies, guidelines, procedures, instructions and orders given to him by the Company, the Board or the CEO from time to time.

4.    Salary and Benefits. During the Term of this Agreement:

A)

CSL shall pay to Employee a base salary at a rate of not less than Four Hundred Fifty Nine Thousand Dollars ($459,000.00) if annualized, paid pursuant to CSL’s normal payroll policies in approximately equal installments no less frequently than semi-monthly. Employee shall be eligible for a performance bonus as determined by the Compensation Committee of the Board (the “Compensation Committee”). The Company shall deduct from Employee’s compensation and bonus all applicable local, state, Federal or foreign taxes, including, but not limited to, income tax, withholding tax, social security tax and pension contributions (if any), and required deductions.

B)

Employee shall participate in all health, retirement, Company-paid insurance, sick leave, disability, expense reimbursement and other benefit programs, if any, which CSL makes available, in its sole discretion, to its senior executives; however, nothing herein shall be construed to obligate the Company to establish or maintain any employee benefit program. The Company may purchase and maintain in force a death and disability insurance policy in an amount at all times equal to not less than an amount equal to Employee’s annual base salary. The Company shall be the beneficiary of said policy and shall use said policy for the purposes described in Paragraph 7(A)(i), below. Reimbursement of Employee’s reasonable and necessary business expenses incurred in the pursuit of the business of the Company or any of its affiliates shall be made to Employee upon his presentation to the Company of itemized bills, vouchers or accountings prepared in conformance with applicable regulations of the Internal Revenue Service and the policies and guidelines of the Company.

C)

Employee shall be entitled to reasonable vacation time in an amount of three (3) weeks per year pursuant to the Company’s employment manual applicable to all employees, provided that not more than two (2) weeks of such vacation time may be taken consecutively without prior notice to, and the consent of, the CEO.

5.    Restricted Stock Awards. Pursuant to the terms of Capital Senior Living Corporation’s 2007 Omnibus Stock Incentive Plan, the Employee shall be eligible to receive grants of restricted stock awards. The number of shares to be granted to Employee under any such restricted stock awards shall be determined by the Compensation Committee.

6.    Certain Terms Defined. For purposes of this Agreement:

A)

Employee shall be deemed to be disabled if a physical or mental condition shall occur and persist which, in the written opinion of two (2) licensed physicians, has rendered Employee unable to perform his assigned duties for a period of ninety (90) calendar days or more, and which condition, in the opinion of such physicians, is likely to continue for an indefinite period of time, rendering Employee unable to return to his duties for CSL. One (1) of the two (2) physicians shall be selected in good faith by the Board, and the other of the two (2) physicians shall be selected in good faith by Employee. In the event that the two (2) physicians selected do not agree as to whether Employee is disabled, as described above, then said two (2) physicians shall mutually agree upon a third (3rd) physician whose written opinion as to Employee’s condition shall be conclusive upon CSL and Employee for purposes of this Agreement.

B)

A termination of Employee’s employment by CSL shall be deemed to be “for cause” if the Company or the Board makes a reasonable determination that Employee has (i) been indicted for any felony, or a misdemeanor involving personal dishonesty, (ii) committed an act of disloyalty to the Company or its affiliates, including but not limited to embezzlement, misuse or diversion of funds, or material misrepresentations or concealments on any reports submitted to the Company, (iii) materially failed to perform his job duties, exhibits chronic absenteeism not due to disability, or failed to follow or comply with the lawful directives of the Company, the Board or the CEO in the case of this subsection (iii) after Employee shall have been informed, in writing, of such performance issues and given a period of thirty (30) days to remedy the same, or (iv) used alcohol or drugs during the performance of Employee’s duties in a manner that materially and adversely affects Employee’s performance of his duties.

C)

A resignation by Employee shall not be deemed to be voluntary, and shall be deemed to be a resignation for “good reason” if it is based upon (i) a material diminution in Employee’s duties or base salary, which is not part of an overall diminution for all executive officers of the Company or its affiliates, or (ii) a material breach by CSL of the Company’s obligations to Employee under this Agreement. Notwithstanding the foregoing, Employee shall not have the right to terminate the Employee’s employment hereunder for good reason unless (A) within sixty (60) days of the initial existence of the condition or conditions giving rise to such right, Employee provides written notice to the Company of the existence of such condition or conditions, and (B) the Company fails to remedy such condition or conditions within thirty (30) days following the receipt of such written notice. If any such condition is not remedied within such thirty (30)-day period, Employee may provide a notice of his resignation for good reason.

7.    Certain Benefits and Obligations Upon Termination.

A)

In the event that Employee’s employment terminates (i) because of death or disability, (ii) because CSL has terminated Employee other than “for cause” (as described above), including a Fundamental Change (as described below), or (iii) because Employee has voluntarily resigned for “good reason” (as described above), but specifically excluding the expiration of the Term of this Agreement, then,

i)

CSL shall pay Employee in accordance with its normal payroll policies his base salary for the balance of the Term of this Agreement in approximately equal installments no less frequently than semi-monthly, but not less than one (1) year from the date of notice of termination (base salary and annual bonus paid during the Term of this Agreement in the past twelve (12) months for two (2) years if termination due to a Fundamental Change), and Employee shall retain all his Company stock awards that are vested; provided, however, the benefits described in this Paragraph 7(A)(i) are conditioned upon Employee’s (or in the event of Employee’s death or disability, his estate or personal representative’s) execution and delivery (without subsequent revocation) to CSL of a release of all claims against CSL and its affiliates in a form similar to that attached to this Agreement as Exhibit A within the time frame required by CSL and, further, these benefits shall terminate at such time as Employee materially breaches the provisions of Paragraphs 7(D), 8, 9 or 10 hereof. A “Fundamental Change” shall be defined as a merger, consolidation or any sale of all or substantially all of the assets of the Company that requires the consent or vote of the holders of common stock where the Company is not the survivor or in control;

ii)	All accrued but unpaid or unused vacation, sick pay and expense reimbursement shall be calculated in accordance with CSL’s employment manual applicable to all employees;

B)

In the event that Employee’s employment terminates for any other reason other than those set forth in Paragraph 7(A), which can include but not be limited to voluntary resignation without “good reason,” termination by CSL “for cause,” or expiration of the Term of this Agreement, etc., then,

i)	CSL shall pay Employee his base salary and earned bonus, up to and through the date of termination;

ii)	All accrued but unpaid or unused vacation, sick pay and expense reimbursement shall be calculated in accordance with CSL’s employment manual applicable to all employees.

C)

In the event that Employee’s employment terminates by reason of his death, all benefits provided in this Paragraph 7 shall be paid to Employee’s estate or as his executor or personal representative shall direct, but payment may be deferred until Employee’s executor or personal representative has been appointed and qualified pursuant to the law in effect in Employee’s jurisdiction of residence at the time of his death;

D)

For two (2) years following the termination for any reason of Employee’s employment, Employee shall not for himself or any third party, directly or indirectly (i) divert or attempt to divert from the Company or its affiliated companies any business of any kind in which it is or has been engaged, including, without limitation, the solicitation of, interference with, or entering into any contract with any of its past or then existing customers, and (ii) employ, solicit for employment, or recommend for employment any person employed by the Company or its affiliated companies during the period of such person’s employment and for a period of six (6) months thereafter.

8.    Confidentiality. Employee hereby acknowledges his understanding that as a result of his employment by CSL, in order to assist Employee with his duties, the Company and its affiliates will provide Employee with, and Employee will develop on behalf of the Company and its affiliates, valuable and important confidential or proprietary data, documents and information concerning CSL and its affiliates, their operations and their future plans. Employee hereby agrees that he will not, either during the term of his employment with CSL, or at any time after the term of his employment with CSL, divulge or communicate to any person or entity, or direct any employee or agent of CSL or its affiliates or of his to divulge or communicate to any person or entity, or use to the detriment of CSL or its affiliates or for the benefit of any other person or entity, or make or remove any copies of, such confidential information or proprietary data or information, whether or not marked or otherwise identified as confidential or secret. Upon any termination of this Agreement for any reason whatsoever, Employee shall surrender to CSL any and all materials, including but not limited to drawings, manuals, reports, documents, lists, photographs, maps, surveys, plans, specifications, accountings and any and all other materials relating to the Company, its affiliates or any of its or their business, including all copies thereof, that Employee has in his possession, whether or not such material was created or compiled by Employee, but excluding, however, personal memorabilia belonging to Employee. With the exception of such excluded items, materials, etc., Employee acknowledges that all such material is solely the property of CSL or its affiliates, and that Employee has no right, title or interest in or to such materials. Notwithstanding anything to the contrary set forth in this Paragraph 8, the provisions of this Paragraph 8 shall not apply to information which: (i) is or becomes generally available to the public other than as a result of disclosure by Employee, or (ii) is already known to Employee as of the date of this Agreement from sources other than CSL or its affiliates, or (iii) is required to be disclosed by law or by regulatory or judicial process. Employee acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that — (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.    Non-Competition. In order to protect the Company’s and its affiliates’ confidential information and good will, Employee agrees that for a period of one (1) year after any termination for any reason whatsoever of Employee’s employment, Employee will not, directly or indirectly, commence doing business, in any manner whatsoever, which is in competition with all or any portion of the business of CSL or its affiliates in any state in which CSL or its affiliates then operates, owns, or is in the process of developing more than three (3) facilities. CSL hereby acknowledges and agrees that Employee’s ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent (5%) or less of the number of shares of such class of securities then issued and outstanding shall not constitute a violation of this Paragraph 9.

10.    Work Product. The Employee agrees that all innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relates to the Company’s or any of its affiliates’ actual or anticipated business, or existing or future products or services and which are conceived, developed or made by the Employee while employed by the Company (“Work Product”) belong to the Company or such affiliate. The Employee will promptly disclose such Work Product to the CEO and perform all actions reasonably requested by the CEO (whether during or after the employment period) to establish and to confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

11.    Legal Action.

A)

In the event that any action or proceeding is brought to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs. In the event of a breach or threatened breach by Employee of the provisions of Paragraphs 7(D), 8, 9, or 10, Employee and the Company agree that the Company, shall, in addition to any other available remedies, be entitled to an injunction restraining Employee from violating the terms of the applicable Paragraph and that said injunction is appropriate and proper relief for such violation.

B)

Employee represents to the Company that the enforcement of the restrictions contained in Paragraphs 7(D), 8, 9, or 10 would not be unduly burdensome to Employee. Further, during any period in which Employee is in breach of Section 9, the time period of such provisions shall be extended for an amount of time that Employee is in breach thereof.

C)

The representations and covenants contained in Paragraphs 7(D), 8, 9, and 10 on the part of Employee will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company or any member, owner, employee, director, manager, officer or affiliate of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Employee contained in Paragraphs 7(D), 8, 9, and 10. In addition, the provisions of Paragraphs 7(D), 8, 9, and 10 shall continue to be binding upon Employee in accordance with their terms, notwithstanding the termination of Employee’s employment hereunder for any reason.

D)

The parties to this Agreement agree that the limitations contained in Paragraphs 7(D), 8, 9, and 10 are reasonable. However, if any court shall determine that any restriction contained in Paragraphs 7(D), 8, 9, and 10 is unenforceable, it is the intention of the parties that such restriction set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable and the parties expressly authorize any court to so amend this Agreement.

12.    Cooperation. During Employee’s employment and for a period of two years thereafter, Employee shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal proceeding in which the Company or any of its affiliates is, or may become, a party. The Company shall reimburse Employee for all reasonable out-of-pocket expenses, including reasonable attorneys’ fees and expenses, incurred by Employee in rendering such assistance. The provisions of this Paragraph 12 shall continue in effect notwithstanding termination of Employee’s employment hereunder for any reason.

13.    Protected Rights. Employee understands that nothing contained in this Agreement limits Employee’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information. This Agreement does not limit Employee’s right to receive an award for information provided to any government agencies.

14.    Notices. All notices and other communications provided to either party hereto under this Agreement shall be in writing and delivered by hand delivery, overnight courier service or certified mail, return receipt requested, to the party being notified at said party’s address set forth adjacent to said party’s signature on this Agreement, or at such other address as may be designated by a party in a notice to the other party given in accordance with this Agreement. Notices given by hand delivery or overnight courier service shall be deemed received on the date of delivery shown on the courier’s delivery receipt or log. Notices given by certified mail shall be deemed received three (3) days after deposit in the U.S. Mail.

15.    Construction. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision. In construing this Agreement, the singular shall include the plural, the masculine shall include the feminine and neuter genders, as appropriate, and no meaning or effect shall be given to the captions of the paragraphs in this Agreement, which are inserted for convenience of reference only.

16.    Choice of Law; Survival. This Agreement shall be governed and construed in accordance with the internal laws of the State of Texas without resort to choice of law principles. The provisions of Paragraphs 7(D), 8, 9, and 10 shall survive the termination of this Agreement for any reason whatsoever.

17.    Integration; Amendments. This is an integrated Agreement. This Agreement constitutes and is intended as a final expression and a complete and exclusive statement of the understanding and agreement of the parties hereto with respect to the subject matter of this Agreement. All negotiations, discussions and writings between the parties hereto relating to the subject matter of this Agreement are merged into this Agreement, and there are no rights conferred, nor promises, agreements, conditions, undertakings, warranties or representations, oral or written, expressed or implied, between the undersigned parties as to such matters other than as specifically set forth herein. No amendment or modification of or addendum to, this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

18.    Binding Effect. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that Employee shall not be entitled to assign his interest in this Agreement (except for an assignment by operation of law to his estate), or any portion hereof, or any rights hereunder, to any party. Any attempted assignment by Employee in violation of this Paragraph 18 shall be null, void, ab initio and of no effect of any kind or nature whatsoever.

19.    Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto which is entitled to have the benefit thereof, but such waiver shall only be effective if evidenced by a writing signed by such party, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion. No failure or delay by a party hereto in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or power.

20.    409A. This Agreement is intended to provide payments that are exempt from and/or that comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”), and this Agreement shall be interpreted accordingly (it being understood that the payment of any reimbursement hereunder shall be made in a manner exempt from, or in compliance with, Section 409A and the applicable policies and guidelines of the Company). If any provision of this Agreement would cause Employee to incur any additional tax under Section 409A, this Agreement shall be deemed amended to reform, and/or the parties hereto will in good faith attempt to reform, the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provisions of Section 409A. Notwithstanding anything herein to the contrary, if on the date of Employee’s separation from service Employee is a “specified employee,” as defined in Section 409A, then any portion of any payments, benefits or other consideration under this Agreement that are determined to be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first (1st) business day of the seventh (7th) month following Employee’s separation from service date (or, if earlier, Employee’s date of death) and shall be paid as a lump sum on such date. Employee acknowledges and agrees that Employee has obtained no advice from the Company or any of its affiliates, or any of their respective officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives, and that none of such persons or entities have made any representation regarding the tax consequences, if any, of Employee’s receipt of the payments, benefits and other consideration provided for in this Agreement. Employee further acknowledges and agrees that Employee is personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by Employee under this Agreement. Employee agrees to hold the Company harmless for any and all taxes, penalties or other assessments that Employee is, or may become, obligated to pay on account of any payments made and other consideration provided to Employee under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above in the preamble of this Agreement.

CAPITAL SENIOR LIVING, INC. a Texas Corporation

Address:	By:	/s/ Carey P. Hendrickson
14160 Dallas Parkway, Suite 300		Carey P. Hendrickson
Dallas, TX 75254		Senior Vice President and Chief
Financial Officer

EMPLOYEE

Address:
8 Waters Edge Ct.	/s/ Brett D. Lee
Heath, TX 75032	Brett D. Lee

EXHIBIT A – RELEASE AND WAIVER

This Separation Agreement and Release (this “Release”) is entered into by Capital Senior Living, Inc. (the “Company”), and Brett D. Lee (“Employee”) as of the date this Release is signed by Employee. The Company and Employee are referred to as the “Parties.” This Release cancels and supersedes all prior agreements relating to Employee’s employment with the Company except as provided in this Release.

WHEREAS, the Company and Employee entered into an Amended and Restated Employment Agreement as of 11th day of September, 2018 (the “Employment Agreement”). This Release is entered into by and between Employee and the Company, pursuant to the Employment Agreement;

WHEREAS, because of Employee’s employment as an employee of the Company, Employee has obtained intimate and unique knowledge of all aspects of the Company’s business operations, current and future plans, financial plans and other confidential and proprietary information;

WHEREAS, Employee’s employment with the Company and all other positions, if any, held by Employee in the Company or any of its subsidiaries or affiliates, including officer positions, terminated effective as of [DATE] (the “Separation Date”); and

WHEREAS, except as otherwise provided herein, the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them, including, but not limited to those concerning the Employment Agreement (except for the post-termination obligations contained in the Employment Agreement), Employee’s job performance and activities while employed by the Company and Employee’s hiring, employment and separation from the Company, and all disputes over benefits and compensation connected with such employment;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.    Termination of Employee’s Employment. Employee’s employment with the Company terminated on the Separation Date.

2.    Certain Payments and Benefits.

(a)    Accrued Obligations. In accordance with the Company’s customary payroll practices, the Company shall pay Employee for all unpaid salary, unreimbursed business expenses, and any accrued but unused vacation through the Separation Date (“Accrued Obligations”).

(b)    Separation Benefits. Subject to Employee’s consent to and fulfillment of Employee’s obligations in this Release and Employee’s post-termination obligations in the Employment Agreement, and provided that Employee does not revoke this Release, the Company shall pay Employee the amount of $[AMOUNT] pursuant to Paragraph 7(A)(i), minus normal payroll withholdings and taxes (“Separation Benefit”), payable as provided in the Employment Agreement.

(c)    Waiver of Additional Compensation or Benefits. Other than the compensation and payments provided for in this Release and the post-termination benefits provided for in the Employment Agreement, Employee shall not be entitled to any additional compensation, benefits, payments or grants under any agreement, benefit plan, severance plan or bonus or incentive program established by the Company. Employee agrees that the waiver and release in Section 3 below covers any claims Employee might have regarding Employee’s compensation and any benefits Employee may or may not have received during Employee’s employment with the Company.

3.    General Release and Waiver. In consideration of the payments and other consideration provided for in this Release, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Employee, Employee, on Employee’s own behalf and on behalf of Employee’s agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby fully releases, remises, acquits and forever discharges the Company, and all of its affiliates, and each of their respective past, present and future officers, directors, shareholders, equity holders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to Employee’s employment with the Company or its affiliates or the termination of that employment or any circumstances related thereto, or (except as otherwise provided below) any other matter, cause or thing whatsoever, including without limitation all claims arising under or relating to employment, employment contracts, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including without limitation all claims arising under the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, as amended, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Genetic Information Nondiscrimination Act, Chapter 21 of the Texas Labor Code, the Texas Payday Law, the Texas Labor Code or any other applicable federal, state or local employment statute, law or ordinance, including, without limitation, any disability claims under any such laws, claims for wrongful discharge, claims arising under state law, contract claims including breach of express or implied contract, alleged tortious conduct, claims relating to alleged fraud, breach of fiduciary duty or reliance, breach of implied covenant of good faith and fair dealing, and any other claims arising under state or federal law, as well as any expenses, costs or attorneys’ fees. Employee further agrees that Employee will not file or permit to be filed on Employee’s behalf any such claim.

Notwithstanding the preceding sentence or any other provision of this Release, this Release is not intended to interfere with Employee’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”), or other governmental agency, in connection with any claim Employee believes Employee may have against the Company or its affiliates. However, by executing this Release, Employee hereby waives the right to recover in any proceeding Employee may bring before the EEOC or any other governmental agency or in any proceeding brought by the EEOC or other governmental agency on Employee’s behalf. This Release shall not apply to any of the Company’s obligations under this Release or post-termination obligations under the Employment Agreement. Employee acknowledges that certain of the payments and benefits provided for in Section 2 of this Release constitute good and valuable consideration for the release contained in this Section 3.

4.    Return of Company Property. As soon as possible, Employee shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, programs or other materials and property in Employee’s possession which belongs to the Company or any of its affiliates, including, without limitation, all computers, printers, laptops, personal data assistants, cell phones, credit cards, keys and access cards; and (b) deliver all original and copies of confidential and proprietary information (as described in Paragraph 8 of the Employment Agreement) in Employee’s possession and notes, materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) in Employee’s possession that contain Proprietary Information. By signing this Release, Employee represents and warrants that Employee has not retained and has or will timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Employee later discover additional items described or referenced in subsections (a) or (b) above, Employee will promptly notify the Company and return/deliver such items to the Company.

5.    Non-Disparagement. Employee agrees that Employee will not, directly or indirectly, disclose, communicate, or publish any disparaging information concerning the Company or the Released Parties, or cause others to disclose, communicate, or publish any disparaging information concerning the same. Notwithstanding the foregoing, the provisions of this Section shall not apply with respect to any charge filed by Employee with the EEOC or other comparable agency or in connection with any proceeding with respect to any claim not released by this Release.

6.    Protected Rights. Employee understands that nothing contained in this Release limits Employee’s ability to file a charge or complaint with the EEOC, the NLRB, OSHA, the SEC or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Release does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release does not limit Employee’s right to receive an award for information provided to any Government Agencies.

7.    Not An Admission of Wrongdoing. This Release shall not in any way be construed as an admission by either Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right.

8.    Voluntary Execution of the Release. Employee and the Company represent and agree that they have had an opportunity to review all aspects of this Release, and that they fully understand all the provisions of this Release and are voluntarily entering into this Release. Employee further represents that Employee has not transferred or assigned to any person or entity any claim involving the Company or any portion thereof or interest therein.

9.    Continuing Obligations. Employee reaffirms and understands his continuing obligations in the Employment Agreement, including Sections 7, 8, 9, and 10.

10.    Binding Effect. This Release shall be binding upon the Company and upon Employee and Employee’s heirs, administrators, representatives, executors, successors and assigns and the Company’s representatives, successors and assigns. In the event of Employee’s death, this Release shall operate in favor of Employee’s estate and all payments, obligations and consideration will continue to be performed in favor of Employee’s estate.

11.    Severability. Should any provision of this Release be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Release shall not be affected and such provisions shall remain in full force and effect.

12.    Entire Agreement. Except for the post-termination obligations in the Employment Agreement, this Release sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining to Employee’s employment with the Company, the subject matter of this Release or any other term or condition of the employment relationship between the Company and Employee. Employee represents and acknowledges that in executing this Release, Employee does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Release or the Employment Agreement. Employee and the Company agree that they have each used their own judgment in entering into this Release.

13.    Consideration and Revocation Periods. Employee, by Employee’s free and voluntary act of signing below, (a) acknowledges that Employee has been given a period of twenty-one (21) days to consider whether to agree to the terms contained herein, (b) acknowledges that Employee has been advised to consult with an attorney prior to executing this Release, (c) acknowledges that Employee understands that this Release specifically releases and waives all rights and claims Employee may have under the ADEA, prior to the date on which Employee signs this Release, and (d) agrees to all of the terms of this Release and intends to be legally bound thereby. The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Release and has contributed to its preparation (with advice of counsel). Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Release. Rather, the terms of this Release shall be construed fairly as to both Parties and not in favor of or against either Party, regardless of which Party generally was responsible for the preparation of this Release.

This Release will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Employee (the “Effective Date”). During the seven-day period prior to the Effective Date, Employee may revoke Employee’s agreement to accept the terms hereof by giving notice to the Company of Employee’s intention to revoke. If Employee exercises Employee’s right to revoke hereunder, Employee shall not be entitled, except as required by applicable wage payment laws, including but not limited to the Accrued Obligations, to any payment hereunder until Employee executes and does not revoke a comparable release of claims, and to the extent such payments or benefits have already been made, Employee agrees that Employee will immediately reimburse the Company for the amounts of such payments and benefits to which he is not entitled.

14.    Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to Employee:

[EMPLOYEE]

[EMPLOYEE ADDRESS]

[CITY STATE ZIP]

If to the Company:

[COMPANY]

[COMPANY ADDRESS]

[CITY STATE ZIP]

Attention: [NAME]

Any Party may change the address to which notices and other communications are to be delivered by giving the other Party notice.

15.    Governing Law. This Release shall be governed by the laws of the State of Texas.

16.    Counterparts. This Release may be executed in counterparts, each of which when executed and delivered (which deliveries may be by facsimile or other electronic method of delivery) shall be deemed an original and all of which together shall constitute one and the same instrument.

17.    No Assignment of Claims. Employee represents and agrees that Employee has not transferred or assigned, to any person or entity, any claim involving the Company, or any portion thereof or interest therein.

18.    No Waiver. This Release may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties. Failure to exercise and/or delay in exercising any right, power or privilege in this Release shall not operate as a waiver. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING RELEASE, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

EMPLOYEE

Name:
Address:

Date: